EXHIBIT 99.1

Horizon Space Acquisition I Corp. Announces

Revised Contribution to Trust Account in Connection with the Proposed Charter Amendment

New York, December 17, 2024 /PR NEWSWIRE/ -- Horizon Space Acquisition I Corp. (the “Company”) (NASDAQ: HSPO) today announced that, in connection with its previously announced extraordinary general meeting of shareholders in lieu of an annual general meeting to be held on December 20, 2024 (the “Meeting”), the required contribution to the trust account of the Company (the “Trust Account”) for each its newly proposed monthly extension is revised to the lesser of (i) $60,000 for all remaining public shares and (ii) $0.04 for each remaining public share (the “New Extension Fee”).

The Meeting is to be held for the purpose of considering and voting on, among other proposals, a proposal to amend the Company’s current charter (the “MAA Amendment Proposal”) to provide that the Company has until December 27, 2024 to complete a business combination and may elect to extend up to twelve times, each by a one-month extension (“New Monthly Extension”), for a total up to twelve months to December 27, 2025 (such extension, the “Extension”).

The Company announced that, if the MAA Amendment Proposal is approved at the Meeting, for the New Monthly Extension, a deposit of the lesser of (i) $60,000 for all remaining public shares, and (ii) $0.04 for each remaining public share (as compared to the original amount of $0.004 for each remaining public share), shall be made to the Trust Account.

The record date for determining the Company shareholders entitled to receive notice of and to vote at the Meeting remains the close of business on November 14, 2024 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible.

If any such shareholders have questions or need assistance in connection with the Meeting, please contact the Company’s proxy solicitor, Advantage Proxy Inc., by calling (877) 870-8565.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the date of the Meeting and the proposed New Extension Fee. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

On November 19, 2024, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the Meeting. The Company will amend and supplement the definitive proxy statement to provide information about the New Extension Fee. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or by contacting the Company’s proxy solicitor.

Participants in the Solicitation

The Company and its respective directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement. You may obtain free copies of these documents using the sources indicated above.

About Horizon Space Acquisition I Corp.

Horizon Space Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Contact Information:

Michael Li

Chief Executive Officer

Horizon Space Acquisition I Corp.

(646)257-5537

mcli@horizonspace.cc

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